Exhibit 10.35

SURGICAL CARE AFFILIATES, INC.

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) is entered into as of                      (the “Grant Date”), by and between Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), and                     , an employee of the Company or one or more of its Subsidiaries (the “Participant”).

Pursuant to the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (the “Plan”), the Board of Directors of the Company, or its Compensation Committee or a designee thereof (the “Administrator”), has determined that the Participant shall be granted an Incentive Award in the form of performance shares (“Performance Shares”) upon the terms and subject to the conditions hereinafter contained. Pursuant to Section 7 of the Plan, the Administrator has the authority to designate, and has so designated, the Performance Shares as “Performance-Based Compensation” in order to qualify such Performance Shares as “performance-based compensation” under Section 162(m) of the Code. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.     Number of Performance Shares and Settlement. The Participant is hereby granted an award of Performance Shares (this “Award”) for a target number of                  shares of the Company’s Common Stock (the “Target Award”), subject to the restrictions set forth herein. This Award represents the right to earn up to      percent (    %) of the Target Award, and each Performance Share granted hereunder represents the right to receive one share of the Company’s Common Stock on the Settlement Date (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and the Plan. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on                      and ending on                     .

2.     Terms of Performance Shares. The grant of Performance Shares provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a)     The Performance Shares and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than in accordance with the terms of the Plan.

(b)     Notwithstanding any other provision of this Agreement, in no event shall any Earned Shares (as defined herein) be issued to the Participant prior to the satisfaction by the Participant of the liabilities described in Section 7 hereof.

3.     Performance Goal; Earned Shares.

(a)    The number of Performance Shares earned by the Participant for the Performance Period will be determined by the Administrator at the end of the Performance Period based on the level of achievement of the Performance Goal in accordance with Exhibit A. Subject to the terms of this Agreement, if the threshold level of the Performance Goal is not reached for the Performance Period, the Award and the Participant’s right to receive any Performance Shares pursuant to this Agreement shall automatically expire and be forfeited without payment of any consideration, effective as of the last day of the Performance Period. All determinations of whether the Performance Goal has been achieved, the number of Performance Shares earned by the Participant, and all other matters related to this Section 3 shall be made by the Administrator in its sole discretion.

(b)    Promptly following completion of the Performance Period, and in any event within two and one-half (2  1⁄2) months following the end of the Performance Period, (a) the Administrator will review and certify in writing (i) whether, and to what extent, the Performance Goal for the Performance Period has been achieved, and (ii) the number of Performance Shares that the Participant has earned and that are to be issued by the Company, rounded to the nearest whole share (the “Earned Shares”), (b) the Company shall issue or cause to be issued in the name of the Participant the number of Earned Shares, if any, and (c) the Company shall enter the Participant’s name (or the name of the Participant’s personal representative) on the books of the Company as a shareholder of record of the Company with respect to the Earned Shares, if any, as of the date of the Administrator’s written certification (the “Settlement Date”). Such written certification of the Administrator shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

4.    Rights as a Stockholder. Since the Earned Shares granted hereunder shall be settled in shares of the Company’s Common Stock, the Participant shall possess all incidents of ownership as to such shares that are transferred to the Participant in respect of the settlement of the Earned Shares, including the right to receive or reinvest dividends with respect to such shares (to the extent declared by the Company) and the right to vote such shares. Such incidents of ownership shall commence on the Settlement Date, and only with respect to such shares that are transferred to the Participant on the Settlement Date.

5.     Effect of Certain Changes. In the event the Company terminates the Participant’s Employment without Cause within the two (2) year period following the consummation of a Change in Control, with such termination occurring during the Performance Period, then the Award shall be payable at the Target Award level on the effective date of the Change in Control and such Earned Shares shall be issuable as soon as practicable following such termination of Employment, and in any event not more than 30 days following such termination of Employment, but only if permissible under Section 409A of the Code; if such settlement is not permissible under Section 409A of the Code, then settlement shall occur in accordance with the other terms of this Agreement. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Subsidiaries (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Subsidiary or any Company policies.

6.     Termination of Employment.

(a)    Subject to Section 5 hereof, in the event that the Participant ceases to be Employed by the Company or any of its Subsidiaries for any reason other than death or disability prior to the last day of the Performance Period, the Award and the Participant’s right to receive any Performance Shares pursuant to this Agreement shall automatically expire and be forfeited without payment of any consideration, effective as of the last day of the Performance Period.

(b)    In the event that the Participant ceases to be Employed by the Company or any of its Subsidiaries as a result of the Participant’s death or disability prior to the last day of the Performance Period, the Participant will be issued a pro rata portion of the Earned Shares otherwise issuable pursuant to Section 3 hereof, with such pro rata portion calculated by multiplying the number of Earned Shares that would have been issued had the Participant’s Employment not terminated during the Performance Period by a fraction, the numerator of which equals the number of days that the Participant was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. The Company shall issue the pro rata portion of the Earned Shares in accordance with the timing specified in Section 3(b) hereof.

7.     Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Earned Shares, an amount equal to the taxes the Company determines it is required to withhold, if any, under applicable tax laws with respect to the settlement of the Earned Shares. Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable as of the Settlement Date, or in a combination of such methods, subject to the terms of the Plan. In the event the Participant does not promptly pay to the Company an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the settlement of the Earned Shares, the Company shall offset such amount against any amounts, including shares of Common Stock, owed by the Company to the Participant, whether under this Agreement or otherwise, to the extent permitted by Section 409A of the Code.

8.     No Guarantee of Employment. Nothing set forth herein or in the Plan shall (i) confer upon the Participant any right of continued Employment for any period by the Company or any of its Subsidiaries, (ii) entitle the Participant to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s Employment.

9.     Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Participant at the last address specified in the Company’s records (or such other address as the Participant may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Participant):

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Attn: General Counsel

10.     Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.     Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

12.     Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement. This Agreement and the Performance Shares shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 16 of the Plan.

13.     Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law (including Section 409A of the Code), Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of Performance Shares pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.

14.    Section 162(m). The issuance of Earned Shares under this Agreement is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

15.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

SURGICAL CARE AFFILIATES, INC.:		PARTICIPANT:

By:
	Name:	[Name]
Title:

Date:

EXHIBIT A

Performance Period

The Performance Period shall commence on                      and end on                     .

Performance Goal

The Participant’s Target Award is                  shares of the Company’s Common Stock and the number of Earned Shares will be based     % on the Company’s attainment of the Adjusted E-NCI Target (as defined below) and     % on the Company’s attainment of the Systemwide Revenues Target (as defined below) (collectively, the “Performance Goal”). The Participant is eligible to receive (i)                  shares of the Company’s Common Stock if the Company attains the Adjusted E-NCI Target (the “Adjusted E-NCI Shares”) and (ii)                  shares of the Company’s Common Stock if the Company attains the Systemwide Revenues Target (the “Systemwide Revenues Shares”). Depending on the Company’s achievement of the Performance Goal, the Participant may earn between 0% (if the minimum thresholds set forth below are not reached) and     % of the Target Award (if the maximum thresholds set forth below are reached).

Determining the Number of Earned Shares

Except as otherwise provided in the Plan or the Agreement, the number of Earned Shares with respect to the Performance Period shall be based on the following two (2) Performance Criteria:

1.	Adjusted E-NCI:

(a)	“Adjusted EBITDA-NCI” (or “Adjusted E-NCI”) is defined as net income (loss) attributable to the Company before interest income, income tax expense, debt related interest expense and amortization of debt discount, depreciation and amortization, income or loss from discontinued operations (net of income tax expense), and gains or losses on sale of investments or disposal of assets; and any other adjustments for non-recurring items as approved by the Compensation Committee.

(b)	The target Adjusted E-NCI (the “Adjusted E-NCI Target”) for the year in the Performance Period ( through ) is $ , and the number of Adjusted E-NCI Shares that the Participant will earn is based on the Company’s Adjusted E-NCI in (“Actual Adjusted E-NCI”) compared to the Adjusted E-NCI Target, as follows:

•	Threshold: % of the Adjusted E-NCI Shares are earned if Actual Adjusted E-NCI is % of the Adjusted E-NCI Target. None of the Adjusted E-NCI Shares are earned if Actual Adjusted E-NCI is less than % of the Adjusted E-NCI Target.

•	Target: % of the Adjusted E-NCI Shares are earned if Actual Adjusted E-NCI is % of the Adjusted E-NCI Target.

•	Maximum: % of the Adjusted E-NCI Shares are earned if Actual Adjusted E-NCI equals or exceeds % of the Adjusted E-NCI Target.

•	Interpolation: The Company will interpolate between the threshold, target and maximum goals.

2.	Systemwide Revenues:

(a)	“Systemwide Net Operating Revenues” (or “Systemwide Revenues”) is defined as the sum of (i) the revenues from all facilities in which the Company has an ownership interest (without adjustment based on our percentage of ownership in such facilities) and (ii) the management fee revenues from facilities managed by the Company but in which the Company has no ownership interest.

(b)	The target Systemwide Revenues (the “Systemwide Revenues Target”) for the year in the Performance Period ( through ) is $ , and the number of Systemwide Revenues Shares that the Participant will earn is based on the Company’s Systemwide Revenues in (“Actual Systemwide Revenues”) compared to the Systemwide Revenues Target, as follows:

•	Threshold: % of the Systemwide Revenues Shares are earned if Actual Systemwide Revenues is % of the Systemwide Revenues Target. None of the Systemwide Revenues Shares are earned if Actual Systemwide Revenues is less than % of the Systemwide Revenues Target.

•	Target: % of the Systemwide Revenues Shares are earned if Actual Systemwide Revenues is % of the Systemwide Revenues Target.

•	Maximum: % of the Systemwide Revenues Shares are earned if Actual Systemwide Revenues equals or exceeds % of the Systemwide Revenues Target.

•	Interpolation: The Company will interpolate between the threshold, target and maximum goals.